Exhibit 99.1

FOR IMMEDIATE RELEASE

Zebra Technologies Announces Record Sales for Fourth Quarter of 2006

Company achieves strong growth and record sales in North America;

Results include reserve for insurance receivable

Vernon Hills, IL, February 14, 2007—Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that net sales increased 17.1% for the quarter ended December 31, 2006, to a record $209,903,000, compared with $179,294,000 for the same period a year ago. Net income for the period was $21,446,000, or $0.30 per diluted share, including a pretax charge of $12,543,000 for the reserve of an insurance receivable. This charge reduced 2006 fourth quarter diluted earnings by $0.12 per share. For the fourth quarter a year ago, net income was $26,845,000, or $0.38 per diluted share. Results for 2005 were restated to reflect the adoption of SFAS 123(R), Share-Based Payments.

“Zebra’s strong growth across all areas of our business benefited from programs to extend global reach and serve high-growth vertical markets with robust solutions,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “We enter 2007 with great optimism for further growth. We have continued favorable momentum in our core business, supported by increasing traction of recently introduced products. On top of this, our entry into real time locating systems (RTLS) with the acquisition of WhereNet in January adds another dimension of growth, access to active RFID and opportunity to build value for stockholders.”

Discussion and Analysis

For the fourth quarter of 2006 compared with the fourth quarter of 2005:

•

High sales growth spanned geographies, products and channels. The North America, Latin America and EMEA regions achieved new quarterly sales records. Hardware sales increased 18.3%. Supplies sales increased 14.9%.

•

Gross profit margin declined to 46.9% from 50.0%. During the quarter, profitability was affected by higher material costs, adjustments to inventory reserves, and labor and overhead charges related to the start-up of new and expanded label conversion facilities in three locations.

•

The company took a pre-tax charge of $12,543,000 for the reserve of an insurance receivable that was related to the debt of a reseller customer. This debt was guaranteed by an insurance company doing business in the U.K. that defaulted on its guaranty obligation. Zebra has initiated legal action against the insurance company to enforce the guaranty.

•	Higher personnel costs from increased staffing to support planned growth, and increased expenditures on activities in information systems also contributed to growth in operating expenses.

For the full year of 2006, the company had net sales of $759,524,000, up 8.2% from $702,271,000 for 2005. Annual net income was $70,946,000, or $1.00 per diluted share. Results include the settlement and license with Paxar Americas, Inc., that was recognized in the third quarter, as well as the receivable reserve in the fourth quarter. For 2005, net income was $106,184,000, or $1.47 per diluted share.

At December 31, 2006, Zebra had $559,189,000 in cash and investments, and no long-term debt. Net inventories were $81,190,000, and accounts receivable, net, were $122,540,000.

The company also announced that during the fourth quarter, it purchased 1.9 million shares of Zebra common stock against the 2.5 million shares authorized by Zebra’s Board of Directors. To date, Zebra has purchased 2.1 million shares under the current authorization.

First Quarter Outlook

Zebra also announced its financial forecast for the first quarter of 2007. Net sales are expected within a range of $195,000,000 and $205,000,000. Earnings are expected within a range of $0.33 and $0.37 per diluted share.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the first quarter of 2007 stated in the paragraph directly above. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if the company’s estimates change.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include market conditions in North America and other geographic regions and market acceptance of Zebra’s printer and software products and competitors’ product offerings and the potential effects of technological changes. Other factors include U.S. and foreign regulations that pertain to electrical and electronic equipment, including European Union directives relating to the collection, recycling, treatment and disposal of products and the reduction or elimination of certain specified materials in such products. Zebra’s failure to comply with these regulations may subject Zebra to penalties, prevent Zebra from selling its products in a certain country, or increase the cost of supplying the products. Profits and profitability will be affected by the company’s ability to control manufacturing and operating costs. Because of a large investment portfolio, interest rates and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra is involved, and particularly litigation or claims related to alleged infringement of third-party intellectual property rights, is another factor. In addition, the acquisitions of Swecoin, which was completed in October 2006, and WhereNet, which was completed in January 2007, have risks relating to integrating these companies’ businesses and operations with Zebra’s. These and other factors could have an adverse effect on Zebra’s revenues, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2005, and the Risk Factors in Zebra’s Form 10-Q for the quarter ended September 30, 2006.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 100 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than 5 million printers, including passive RFID printer/encoders, wireless mobile solutions, and active RFID systems, as well as ZebraDesigner label formatting software, ZebraLink connectivity solutions, Genuine Zebra supplies and ZebraCare services and support. Information about Zebra bar code, card and RFID products can be found at http://www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the fourth quarter of 2006. The conference call will be held at 11:00 Eastern Time today. To listen to the call, visit the company’s Web site at http://www.zebra.com.

For Information, Contact:

Charles R. Whitchurch

Chief Financial Officer

Phone: 847.634.6700

Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2006	December 31, 2005
		(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$41,014	$25,621
Investments and marketable securities	219,930	518,618
Accounts receivable, net	122,540	111,551
Inventories, net	81,190	63,638
Deferred income taxes	9,464	8,188
Prepaid expenses	5,552	5,098

Total current assets	479,690	732,714

Property and equipment at cost, less accumulated depreciation and amortization	57,431	49,643
Long-term deferred income taxes	11,917	6,216
Goodwill	70,714	69,097
Other intangibles, net	34,025	19,002
Long-term investments and marketable securities	298,245	—
Other assets	11,120	41,743

Total assets	$963,142	$918,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,980	$24,885
Accrued liabilities	43,191	26,740
Income taxes payable	2,683	535

Total current liabilities	74,854	52,160
Deferred rent	638	574
Other long-term liabilities	9,969	7,709

Total liabilities	85,461	60,443

Stockholders’ equity:
Preferred Stock	—	—
Class A Common Stock	722	722
Additional paid-in capital	139,083	139,433
Treasury stock	(119,335)	(64,013)
Retained earnings	850,399	779,453
Accumulated other comprehensive income	6,812	2,377

Total stockholders’ equity	877,681	857,972

Total liabilities and stockholders’ equity	$963,142	$918,415

Note: Figures for December 31, 2005, were restated for the adoption of SFAS 123 (R), Share-Based Payments, using the modified retrospective approach.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
		(Restated)		(Restated)
Net sales	$209,903	$179,294	$759,524	$702,271
Cost of sales	111,493	89,682	401,104	348,851

Gross profit	98,410	89,612	358,420	353,420
Operating expenses:
Selling and marketing	27,702	25,725	96,788	91,630
Research and development	12,768	12,103	48,959	47,359
General and administrative	18,284	14,816	62,656	64,050
Amortization of intangible assets	1,394	798	3,653	2,341
Reserve for insurance receivable	12,543	—	12,543	—
Litigation settlement	—	—	53,392	—
Exit costs	—	71	—	2,012

Total operating expenses	72,691	53,513	277,991	207,392

Operating income	25,719	36,099	80,429	146,028

Other income (expense):
Investment income	6,980	3,814	23,182	13,417
Interest expense	(16)	(8)	(252)	(79)
Foreign exchange gains (losses)	(822)	87	(635)	1,286
Other, net	(170)	(74)	(1,082)	(370)

Total other income	5,972	3,819	21,213	14,254

Income before income taxes and cumulative effect of accounting change	31,691	39,918	101,642	160,282
Income taxes	10,245	13,073	32,015	54,098

Income before cumulative effect of accounting change	21,446	26,845	69,627	106,184
Cumulative effect of accounting change (net of tax effect of $694)	—	—	1,319	—

Net income	$21,446	$26,845	$70,946	$106,184

Basic earnings (loss) per share before cumulative effect of accounting change	$0.31	$0.38	$0.99	$1.49
Diluted earnings (loss) per share before cumulative effect of accounting change	$0.30	$0.38	$0.98	$1.47
Basic earnings (loss) per share	$0.31	$0.38	$1.01	$1.49
Diluted earnings (loss) per share	$0.30	$0.38	$1.00	$1.47
Basic weighted average shares outstanding	70,108	70,385	70,516	71,364
Diluted weighted average and equivalent shares outstanding	70,499	70,940	70,956	72,000

Note: Figures for the three months and twelve months ended December 31, 2005, were restated for the adoption of SFAS 123 (R), Share-Based Payments, using the modified retrospective approach.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Twelve Months Ended
	December 31, 2006	December 31, 2005
		(Restated)
Cash flows from operating activities:
Net income	$70,946	$106,184
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,087	13,104
Stock-based compensation	7,540	8,183
Excess tax benefit from share-based compensation	(1,704)	(2,258)
Cumulative effect of accounting change (net of tax)	(1,319)	—
Insurance receivable reserve	12,543	—
Deferred income taxes	(6,737)	(2,053)
Changes in assets and liabilities:
Accounts receivable, net	(4,292)	(20,422)
Inventories	(13,430)	(6,204)
Other assets	(296)	(8,383)
Accounts payable	(1,869)	3,792
Accrued liabilities	8,559	(1,992)
Income taxes payable	2,586	(2,900)
Other operating activities	(552)	3,421

Net cash provided by operating activities	88,062	90,472

Cash flows from investing activities:
Purchases of property and equipment	(19,197)	(14,286)
Acquisition of businesses acquired, net of cash acquired	(2,681)	(7,797)
Acquisition of intangible assets	(18,091)	(13,754)
Purchases of investments	(1,110,472)	(1,021,813)
Maturities of investments	757,249	673,466
Sales of investments	374,666	359,711

Net cash used in investing activities	(18,526)	(24,473)

Cash flows from financing activities:
Purchase of treasury stock	(68,221)	(70,421)
Proceeds from exercise of stock options and stock purchase plan purchases	10,402	11,753
Excess tax benefit from share-based compensation	1,704	2,258
Payments for obligation under capital lease	—	(171)

Net cash used in financing activities	(56,115)	(56,581)

Effect of exchange rate changes on cash	1,972	(1,780)

Net increase in cash and cash equivalents	15,393	7,638
Cash and cash equivalents at beginning of period	25,621	17,983

Cash and cash equivalents at end of period	$41,014	$25,621

Supplemental disclosures of cash flow information:
Interest paid	$252	$79
Income taxes paid	33,070	61,453
Supplemental disclosures of non-cash transactions:
Purchase of treasury shares not paid in 2006	$4,704	—

Note: Figures for the twelve months ended December 31, 2006, were restated for the adoption of SFAS 123 (R), Share-Based Payments, using the modified retrospective approach.

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended
	Dec. 31, 2006	Dec 31, 2005	Percent Change	Percent of Total Sales
Hardware	$163,081	$137,803	18.3	77.7
Supplies	38,578	33,581	14.9	18.4
Service and software	6,954	6,202	12.1	3.3
Shipping and handling	1,610	833	93.3	0.8
Cash flow from hedging activities	(320)	875	NM	(0.2)

Total sales	$209,903	$179,294	17.1	100.0

Sales by Product Category

	Twelve Months Ended
	Dec. 31, 2006	Dec. 31, 2005	Percent Change	Percent of Total Sales
Hardware	$578,002	$540,679	6.9	76.1
Supplies	150,709	129,183	16.7	19.8
Service and software	25,664	25,217	1.8	3.4
Shipping and handling	6,022	5,575	8.0	0.8
Cash flow from hedging activities	(873)	1,617	NM	(0.1)

Total sales	$759,524	$702,271	8.2	100.0

Sales by Geographic Region

	Three Months Ended
	Dec. 31, 2006	Dec. 31, 2005	Percent Change	Percent of Total Sales
Europe, Middle East and Africa	$73,109	$59,942	22.0	34.8
Latin America	13,854	12,923	7.2	6.6
Asia-Pacific	18,054	15,867	13.8	8.6

Total international	105,017	88,732	18.4	50.0
North America	104,886	90,562	15.8	50.0

Total sales	$209,903	$179,294	17.1	100.0

Sales by Geographic Region

	Twelve Months Ended
	Dec. 31, 2006	Dec. 31, 2005	Percent Change	Percent of Total Sales
Europe, Middle East and Africa	$260,125	$230,365	12.9	34.2
Latin America	53,619	46,878	14.4	7.1
Asia-Pacific	65,960	62,974	4.7	8.7

Total international	379,704	340,217	11.6	50.0
North America	379,820	362,054	4.9	50.0

Total sales	$759,524	$702,271	8.2	100.0